UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2015 (September 25, 2015)

VEREIT, INC.
VEREIT OPERATING PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
Delaware	333-197780	45-1255683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
(Address of principal executive offices, including zip code)

(800) 606-3610
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective October 5, 2015, the Board of Directors of VEREIT, Inc. (the “Company”) appointed Michael J. Bartolotta as Executive Vice President, Chief Financial Officer and Treasurer, succeeding Michael J. Sodo in those positions. Mr. Sodo entered into a separation agreement with the Company with respect to his departure, as further described below.
Mr. Bartolotta, age 58, previously served as Executive Vice President and Chief Financial Officer of Cushman & Wakefield Inc. (“Cushman”), a global leader in commercial real estate services, from February 2012 until September 2015. Mr. Bartolotta also served on Cushman’s Board of Directors and served as Chairman of the Audit Committee from March 2007 until he assumed his position as Executive Vice President and Chief Financial Officer of Cushman in February 2012. Prior to becoming Cushman’s CFO, Mr. Bartolotta served as Vice President - Chief Financial Officer for EXOR, Inc., the U.S. arm of EXOR S.p.A. (one of Europe’s leading investment companies), from 1991 to February 2012. Mr. Bartolotta has a B.S. in Accounting from New York University and is a Certified Public Accountant in New York.
Employment Letter with Michael J. Bartolotta
In connection with his appointment as Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective October 5, 2015 (the “Effective Date”), Mr. Bartolotta entered into an employment letter (the “Employment Letter”) with the Company. As of the Effective Date, the Employment Letter provides Mr. Bartolotta with a minimum annual base salary of $500,000 which will be subject to periodic review by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors. The Employment Letter provides for a target annual cash bonus (the “Target Bonus”) equal to 125% of Mr. Bartolotta’s then-effective base salary, subject to the achievement of performance goals established by the Compensation Committee in consultation with the Chief Executive Officer. Notwithstanding the foregoing, the Target Bonus in respect of the 2015 calendar year will be $468,750, calculated based on performance goals set forth by the Compensation Committee in consultation with the Chief Executive Officer. Mr. Bartolotta will also be entitled to receive annual long-term incentive equity awards, as determined by the Compensation Committee in consultation with the Chief Executive Officer, on the same basis as equity awards made generally to other senior executives of the Company. Effective as of the Effective Date, Mr. Bartolotta will be granted a number of restricted stock units under the VEREIT, Inc. Equity Plan (the “Equity Plan”) with a fair market value equal to $700,000 determined based upon the closing price of the Company’s common stock, par value $0.01 per share, on the New York Stock Exchange on the Effective Date. One-third of the award will vest in equal installments on each of the three anniversaries of the Effective Date and two-thirds of the award will vest based upon Mr. Bartolotta’s continued employment and the achievement of the same performance conditions that measure total shareholder return equally against each of a specified peer group and specified market index measured from April 1, 2015 to December 31, 2017 as specified in performance-based awards recently granted to other senior executives of the Company. The award will be subject to the terms and conditions of the applicable award agreements granting such award and the Equity Plan.

Mr. Bartolotta will be entitled to reimbursement for reasonable business expenses in accordance with the Company’s policy and reasonable travel and entertainment expenses incurred in connection with conducting Company business.

If Mr. Bartolotta’s employment with the Company should terminate due to his death or at the election of the Company due to his Disability (as defined in the Employment Letter), then the Company will provide Mr. Bartolotta with the accrued benefits (the “Accrued Benefits”) (comprised of (i) any unpaid base salary through the termination date in accordance with the Company’s payroll practices, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date in accordance with the Company’s expense reimbursement policy and (iii) all other payments or benefits to which Mr. Bartolotta is entitled under the terms of any applicable compensation arrangement or benefit plan or program which will be paid or provided in accordance with the terms of such arrangement, plan or program) and any accrued but unpaid annual cash bonus for the year prior to the year of termination, if applicable. In addition, any outstanding equity award granted to Mr. Bartolotta prior to the third anniversary of the Effective Date will vest on a pro rata basis calculated by dividing the amount of months elapsed since issuance by the applicable term of a time-based award or the performance measurement period of a performance-based award.

If Mr. Bartolotta’s employment with the Company should terminate at the election of the Company without Cause (as defined in the Employment Letter), or upon a resignation by Mr. Bartolotta for Good Reason (as defined in the Employment Letter), each being a “Qualifying Termination,” then the Company will pay Mr. Bartolotta (i) the Accrued Benefits, (ii) any accrued but unpaid annual cash bonus for the calendar year prior to the year in which termination occurs, and (iii) an amount equal to the sum of: (a) 12 months of Mr. Bartolotta’s then-effective base salary; and (b) the Target Bonus for the year of termination, payable in equal installments over the 12-month period following the date of the Qualifying Termination. Upon such a Qualifying Termination, Mr. Bartolotta will also be entitled to continued medical coverage until the earliest of: (i) one year following the date of the Qualifying Termination; and (ii) such time as Mr. Bartolotta secures other medical coverage. Upon a Qualifying Termination, all outstanding equity awards granted to Mr. Bartolotta within three years of the Effective Date will vest in full (performance-based restricted stock units will vest at target levels of performance) and thereafter all outstanding equity awards will vest according to their terms. In order to receive any of the payments or benefits outlined herein relating to a Qualifying Termination, Mr. Bartolotta must execute, and not revoke, a fully effective release of claims, substantially in the form attached to the Employment Letter, within 45 days following the termination of his employment.

Mr. Bartolotta’s employment was also conditioned upon the execution of an Employee Confidentiality and Non-Competition Agreement (the “Confidentiality and Non-Competition Agreement”).

Finally, in connection with his employment with the Company, Mr. Bartolotta executed an indemnification agreement in the same form previously executed by Glenn J. Rufrano with the Company, which was filed as Exhibit 10.2 to a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on March 16, 2015.

The foregoing description of the terms of the Employment Letter and the Confidentiality and Non-Competition Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Letter which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Separation Agreement with Michael J. Sodo

As noted above, Michael J. Sodo entered into a separation agreement (the “Separation Agreement”) with the Company, pursuant to which, effective October 5, 2015, Mr. Sodo will no longer be the Company’s Executive Vice President, Chief Financial Officer and Treasurer or occupy any other positions with the Company’s subsidiaries. The parties entered into the Separation Agreement following initial discussions regarding Mr. Sodo’s departure on September 25, 2015. Pursuant to Mr. Sodo’s employment agreement with the Company, dated January 9, 2015 (the “Employment Agreement”), he will receive cash severance of approximately $1.4 million and his outstanding unvested time-based restricted shares and restricted stock units will vest in full, subject to his execution of a release. The outstanding performance criteria underlying Mr. Sodo’s performance-based restricted stock units have not been satisfied and, accordingly, such performance-based restricted stock units have been forfeited in full. Mr. Sodo will assist in the transition of responsibilities to Mr. Bartolotta, whose tenure will begin effective October 5, 2015, as further described above, through November 4, 2015. The Employment Agreement and the Separation Agreement set forth the restrictive covenants to which Mr. Sodo will be subject.

The foregoing description of the terms of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.
Item 5.07    Submission of Matters to a Vote of Security Holders.
On September 29, 2015, the Company held its 2015 annual meeting of stockholders (the “Annual Meeting”). As of August 6, 2015, the record date for the Annual Meeting, there were 905,013,117 common shares issued and outstanding and entitled to vote at the Annual Meeting.

Proposal 1 considered at the Annual Meeting was the election of seven directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified. Pursuant to the Company’s bylaws, director nominees in uncontested elections must receive more votes cast in favor of their election than against their election in order to be elected. Each of proposals 2 and 3, described below, also required the affirmative vote of a majority of the votes cast on each such proposal in order to pass.

The following is a brief description of each matter voted upon at the Annual Meeting and a statement of the number of votes cast for or against and the number of abstentions and broker non-votes with respect to each matter, as applicable.

Proposal No. 1 - Election of Seven Directors to Serve Until the 2016 Annual Meeting and Until Their Respective Successors are Duly Elected and Qualified

All of the director nominees as listed in the proxy statement were elected as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Glenn J. Rufrano	595,574,150	10,105,428	3,385,020	173,245,151
Hugh R. Frater	595,270,627	10,091,038	3,702,933	173,245,151
Bruce D. Frank	595,122,129	10,268,898	3,673,571	173,245,151
David B. Henry	588,877,283	13,234,264	6,953,051	173,245,151
Mark S. Ordan	595,272,782	10,127,165	3,664,651	173,245,151
Eugene A. Pinover	596,596,516	8,737,935	3,730,147	173,245,151
Julie G. Richardson	595,277,407	10,153,980	3,633,211	173,245,151

Proposal No. 2 - Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015

The Company’s stockholders of record ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 as follows:

Votes For	Votes Against	Abstentions
769,765,169	7,886,952	4,657,628

Proposal No. 3 - Consideration of a Non-Binding Advisory Resolution Approving the Named Executive Officers’ Compensation as Described in the Company’s Proxy Statement

The Company’s stockholders of record approved the compensation described for the Company’s named executive officers as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
540,533,032	65,173,194	3,358,372	173,245,151

No other proposals were submitted to a vote of the Company’s stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEREIT, INC.

By:	/s/ Lauren Goldberg
Name:	Lauren Goldberg
Title:	Executive Vice President, General Counsel and Secretary

VEREIT OPERATING PARTNERSHIP, L.P. By: VEREIT, Inc., its sole general partner

By:	/s/ Lauren Goldberg
Name:	Lauren Goldberg
Title:	Executive Vice President, General Counsel and Secretary

Date: October 1, 2015

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